Exhibit 99.1

1000 S. 2nd Street Sunbury, Pennsylvania 17801 Phone 570-847-3636

News Release

Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 847-3636	February 8, 2010
E-Mail: Dcurtin@weismarkets.com

WEIS MARKETS REPORTS 4th QUARTER RESULTS

(Sunbury, PA) – Weis Markets, Inc (NYSE:WMK) today announced its sales increased 8.4% to $671.4 million compared to $619.4 million for the same period in 2008. The Company's fourth quarter comparable store sales increased 1.9%.

For the thirteen-week period ending December 26, 2009, the Company's fourth quarter basic and diluted earnings per share totaled $0.58 compared to $0.63 for the same period a year ago.

"We continue to make progress in a difficult market environment, marked by cautious customer spending and price deflation in key categories," said David Hepfinger, Weis Markets' President and CEO. "Despite these challenges, we have produced five consecutive quarters of strong operating results through improved operating performance, more focused promotional programs and increased efficiencies at store and distribution levels."

Year to Date Results

For the 52-week period ending December 26, 2009, the Company's net income increased 33.6% to $62.8 million up from $47.0 million compared to the same period a year ago, while its basic and diluted earnings per share increased 33.9% or $0.59 to $2.33 per share.

For the year, the Company's sales increased 3.9% to $2.5 billion compared to 2008. In 2009, the Company's comparable store sales increased 1.8%.

About Weis Markets
Founded in 1912, Weis Markets operates 164 stores in its home state of Pennsylvania and in Maryland, New York, New Jersey and West Virginia.

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In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

Fourth Quarter - 2009

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	December 26, 2009	December 27, 2008	(Decrease)
Net Sales	$671,400,000	$619,408,000	8.4%
Income Before Taxes	24,565,000	26,365,000	(6.8%)
Provision for Income Taxes	9,042,000	9,353,000	(3.3%)
Net Income	$15,523,000	$17,012,000	(8.8%)
Weighted Average
Shares Outstanding	26,898,000	26,966,000	(68,000)
Basic and Diluted
Earnings Per Share	$0.58	$0.63	$(0.05)

	52 Week	52 Week
	Period Ended	Period Ended	Increase
	December 26, 2009	December 27, 2008	(Decrease)
Net Sales	$2,516,175,000	$2,422,361,000	3.9%
Income Before Taxes	97,907,000	70,113,000	39.6%
Provision for Income Taxes	35,107,000	23,118,000	51.9%
Net Income	$62,800,000	$46,995,000	33.6%
Weighted Average
Shares Outstanding	26,921,000	26,967,000	(46,000)
Basic and Diluted
Earnings Per Share	$2.33	$1.74	$0.59